Exhibit 3.28

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENERGYSOLUTIONS Water System, LLC

Adopted March 24, 2011

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	7.1.	Causes of Dissolution	7
	7.2.	Procedure in Dissolution and Liquidation	7
	7.3.	Distribution of Contributed Assets	8

8.	AMENDMENT		8

	8.1.	Amendment	8

9.	DEFINITIONS		8

10.	GENERAL PROVISIONS		12

	10.1.	Entire Agreement	12
	10.2.	Notices	12
	10.3.	Validity	13
	10.4.	Attorneys’ Fees	13
	10.5.	Survival of Rights	13
	10.6.	No Strict Construction	13
	10.7.	Governing Law; Jurisdiction	14
	10.8.	No Partition	14
	10.9.	Waiver	14
	10.10.	Waiver of Notice	14
	10.11.	Remedies Not Exclusive	14
	10.12.	Construction	14
	10.13.	Incorporation by Reference	15
	10.14.	Counterparts	15
	10.15.	Further Assurances	15
	10.16.	No Broker’s Fees	15
	10.17.	No Third Party Rights	15

ii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ENERGYSOLUTIONS WATER SYSTEM, LLC

This Limited Liability Company Agreement (this “Agreement”) is made as of March 21, 2011 (the “Effective Date”) by and among those parties who, from time to time, execute this Agreement as members and are listed on attached Exhibit A. Such signatories to this Agreement are collectively called the “Members,” and each is sometimes individually called a “Member.” All capitalized terms not otherwise defined herein shall have the meanings set forth in Section 10 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, terms and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

1. FORMATION, PURPOSES AND DURATION

1.1. Formation and Name.

a. The Members agree to and hereby form a company pursuant to the Company Act to be known as “EnergySolutions Water System, LLC.”

b. The Business of the Company shall be conducted under the name indicated in Section 1.1 a, or such other name as the Company may from time to time adopt, and all assets of the Company shall be held under such name except as provided in Section 1.5.

c. The ownership interests, rights and obligations of the Members as members in the Company shall be as provided in the Company Act, except and to the extent otherwise provided in this Agreement.

d. The Company shall bear the expenses directly incident to its formation, including, but not limited to, filing and recording fees, taxes and legal and accounting fees incident to the formation and operation of the Company.

1.2. Purposes of the Company. The purposes of the Company shall be:

a. To engage in the Business, and any and all other business and activities that the Members may in their discretion determine; and

b. To perform any and all lawful acts incidental to the foregoing purpose or reasonably necessary to the fulfillment of the foregoing purpose.

1.3. Scope of the Members’ Authority. Except as otherwise expressly and specifically provided in this Agreement, no Member shall have any authority in such capacity to bind or act for, or assume any obligation or responsibility on behalf of, the Company or any other Member or the Company. Neither the Company nor any Member shall be responsible or liable for any indebtedness or obligation of any other Member or otherwise relating to the Company property, except as to those responsibilities, liabilities, indebtedness or obligations incurred by separate agreement or instrument or incurred on or after the date hereof pursuant to and as limited by the terms of this Agreement.

1.4. Principal Place of Business. The Company shall have its principal place of business at 423 West 300 South, 2nd Floor, Salt Lake City, Utah 84101 (the “Company’s Office”) or such other place as determined by the Member from time to time.

1.5. Title to Company Properties. Legal title to all Company properties shall be taken and at all times held in the name of the Company, except that any real estate held by the Company may alternatively be held in the name of a trustee for the Company, provided that the Company is specifically designated by name as sole beneficiary or principal under a written trust agreement executed by any such trustee.

1.6. Term. The term of the Company shall commence on the date of the filing of the Articles with the appropriate authorities of the State, and shall be perpetual until the Company is dissolved in accordance with the provisions of this Agreement or the Company Act.

1.7. Assumed Name Certificate. The Officers shall execute, file and publish an assumed name certificate, if necessary, and such other certificates and documents as may be required by applicable law with respect to the Company in Utah and all other states in which the Company engages in business.

1.8. Other Business Activities; Waiver. Subject to Section 2.1., below, any Member or any officer, manager, director, employee, partner, shareholder, member or other Person holding a legal or beneficial interest in any entity which is a Member or any Affiliate of a Member may engage in, broker, or possess an interest in other business ventures of every nature and description other than the Business, independently or with others, and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such independent ventures or to the income or profits derived therefrom except those rights, if any, in and to any New Business Opportunity as defined in Section Error! Reference source not found. below.

2. CERTAIN MATTERS RELATING TO THE BUSINESS

2.1. Noncompetition; Confidential Information.

a. At all times while a Person is a Member (and for three (3) years after such Person is no longer a Member) neither such Person nor any Affiliate of such Person may (1) engage, directly or indirectly, in the Business, (2) contact, solicit, or direct any Person to contact or solicit, any of the customers of the Company for the purpose of providing any services that are the same or similar to those offered by the Company, or (3) solicit, or accept if offered to it with or without solicitation, the services of any individual who is an Officer or employee of the Company at the time of such solicitation or acceptance or has been an employee of the Company within the one year prior to such solicitation or acceptance. The provisions of this Section 2.2.a. shall not apply to Members in the event of dissolution or liquidation of the Company.

b. The Company has furnished to each Member certain information which is either non-public, confidential, or proprietary in nature. The Company may also impart to the Members from time to time additional non-public, confidential, or proprietary information, including, without limitation, one or more business plans and other procedures, concepts, methods, trade secrets, documentation, diagrams, manuals, designs, schematics, blueprints, marketing techniques or development plans, financial and pricing information, and the like, whether oral or written. All such material heretofore or hereafter furnished to the Members, together with any analysis, compilations, studies, summaries, or documents prepared for review by the Members, their agents, or their employees, is hereinafter referred to as the “Confidential Information.” The Confidential Information also includes any information described above which the Company obtains from third parties and which the Company treats as confidential or proprietary, regardless of whether such information is owned or developed by the Company. Confidential Information shall not include information that: (i) is in or comes into the public domain without any breach of any obligation of confidentiality owed to the Company; (ii) was in a Member’s possession prior to the Effective Date without the breach or existence of any obligation of confidentiality to the Company; (iii) is independently developed by or comes into the possession of a Member at any time hereafter without reference to any information from the Company and without any breach of any obligation of confidentiality owed to the Company; or (iv) is required to be disclosed under or by applicable law, regulation or lawful court order.

c. Each Member agrees (at all times while a Member and for two years thereafter) to maintain the Confidential Information in secrecy and confidence and not to, directly or indirectly, without the prior written consent of the Company, disclose or cause to be disclosed, or use or make known, or suffer or permit any former, current, or prospective employee or agent of such Member or any Affiliate of such Member to disclose or cause to be disclosed, or use or make known, any of the Confidential Information, except in connection with the conduct of the Company’s business, and except under a license from the Company.

d. Each Member agrees that any material violations of this Section 2.1. would cause irreparable harm to the Company and its Members. Therefore, each Member consents and agrees that if such Member materially violates the terms of this Section 2.1., the Company shall be entitled, in addition to any other rights and remedies that it may have (including monetary damages), to apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any continuing or threatened violation of, the provisions of this Section 2.1 by such Member. If the Company shall institute any action or proceeding to enforce the provisions of this Section 2.1, each Member hereby waives the claim or defense that this is an adequate remedy at law, and each Member agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law.

3. MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS The “membership interests” of the Company represent the ownership interests of the Members of the Company. All membership interests in the Company shall be and are owned by the Member, and the Member is the sole and exclusive owner of the Company having all rights of a Member as set forth herein. Membership interest of the Company are set forth on exhibit A attached hereto.

4. MANAGEMENT OF THE COMPANY

4.1. Management. The business affairs of the Company shall be managed by the Member. The Members shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the state of Utah. Each Member is hereby designated as an authorized person, within the meaning of the Act, to execute deliver and file the certificate of formation of the Company (and any amendments and restatements thereof), and the Company is hereby designated as an authorized person to deliver and file any other certificates (and any amendments or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. Each Member shall have the authority without the act of any other Member to bind the company as to third parties.

4.2. Major Decisions. No act shall be taken, sum expended, decision made or obligation incurred by or on behalf of the Company with respect to a matter within the scope of any of the issues enumerated below (each a “Major Decision”), unless and until the same has been approved by unanimous written consent of Members holding one hundred percent (100%) of the Membership Interests then outstanding. The Major Decisions are as follows:

a. Incurrence of Indebtedness or the making of any single or series of related capital expenditures, in either case in excess of $100,000;

b. The sale, lease, pledge or other disposition or encumbrance, other than in the ordinary course of business, in any Fiscal Year, of more than twenty percent (20%) of the property or assets of the Company in any single or series of related transactions;

c. Requesting additional capital from the Members pursuant to Section 3.7;

d. Commencing, joining or settling any litigation, arbitration or other proceeding involving a claim in excess of $100,000 or any litigation, arbitration or proceeding between the Company and any Member or Affiliate thereof, or in which an adverse holding would materially affect the business and prospects of the Company;

e. Amending or entering into any agreement with a Member, Manager, Officer, or any Affiliate of any of the foregoing;

f. Setting management compensation;

g. Hiring and dismissing any officer or other management level employees;

h. Consenting to a Transfer as provided in Section 6.1;

i. Authorizing or issuing any Membership Interests;

j. Authorizing a merger, recapitalization or reorganization, or the liquidation, of the Company;

k. Authorizing the acquisition of all or any material interest in another business or Person;

l. Authorizing the repurchase of any Membership Interests; and

m. Any other action or decision outside of the ordinary course of business of the Company and involving a sum in excess of $100,000.

5. ACCOUNTING AND TAXES

5.1. Books and Records.

a. At all times during the term hereof, the Member shall use its best efforts to cause accurate books and records of account to be maintained in which are to be entered all matters relating to the business and operations of the Company, including all income, expenditures, assets and liabilities thereof. The Company’s financial records shall be maintained on an accrual basis in accordance with generally accepted accounting principles.

b. Such books and records of account should be maintained on the accrual basis and shall be adequate to provide each Member with all such financial information as may be needed by such Member for purposes of satisfying the financial reporting obligations of such Member.

c. Each Member is entitled to any information reasonably necessary for the preparation of such Member’s federal or state tax returns.

5.2. Rights of Inspection. Each Member and/or its authorized representatives shall have the right to inspect, examine and copy (at such Member’s expense) the books, records, files, securities and other documents of the Company during the regular business hours of the Company upon giving reasonable notice.

5.3. Bank Accounts. All funds of the Company, including, without limitation, all funds representing capital contributions to the Company, and the proceeds of all borrowings of the Company, shall be deposited in such “Operating Accounts” of a type, in a form and in a bank or banks selected by the Member. All Company expenses and distributions are to be paid from such Operating Accounts,

5.4. Financial Statements. The Company shall retain independent certified accountants independent from the audit firm of either Member. Within forty-five (45) days after the end of each of the first three quarters of each Fiscal Year, the Company shall send to the Members unaudited statements of operations and cash flows for such fiscal quarter and for the period from the beginning of such Fiscal Year to the end of such fiscal quarter and an unaudited balance sheet as of the close of such fiscal quarter. As soon as practicable after the end of each Fiscal Year ending on or after the Effective Date, but not later than ninety (90) days after the beginning of the following Fiscal Year, the Company shall provide to each Member audited statements of operations, Member’s equity and cash flows, for such ended Fiscal Year, and an audited balance sheet as of the close of such ended Fiscal Year, including appropriate notes to such financial statements, audited by the Auditors, all of which shall be prepared in accordance with generally accepted accounting principles and/or requirements for tax accounting pursuant to the Regulations.

5.5. Other Accounting Decisions. All accounting decisions for the Company (other than those specifically provided for in any other Section of this Agreement) shall be made by the Member.

5.6. Preparation of Tax Returns. The Member or its agents shall, on behalf of the Company, use their best efforts to cause all federal, state and local income tax returns of the Company to be prepared.

5.7. Allocation of Profits, Gains and Losses. Except as otherwise provided in this Agreement, net profits, net gains, net losses, deductions and Federal tax credits, if any, for any Fiscal Year shall be allocated among the Members in accordance with Regulations under §704(b) as follows:

a. depreciation, cost recovery and amortization for the period shall be allocated between the parties in an amount equal to the deduction attributable to each party as determined under Section 10.48 below; and

b. in accordance with Percentage Interests.

5.8. Tax Decisions Not Specified. Tax decisions and elections for the Company not provided for herein shall be made in the discretion of the Member.

5.9. Notice of Tax Audit. The Company will use its best efforts to give prompt notice to the Members upon receipt of advice that the Internal Revenue Service intends to examine Company income tax returns for any Fiscal Year.

5.10. Tax Matters Partner. EnergySolutions will be the initial tax matters partner (the “Tax Matters Partner”) for purposes of Sections 6221 -6231 of the Code and the Regulations. The Tax Matters Partner agrees to use its best efforts to comply in good faith with all provisions of the Code concerning a tax matters partner and to take all actions necessary to make each Member a notice partner under the Code. The Tax Matters Partner will use its best efforts to give each Member copies of all notices or other material communications delivered to or by him with respect to federal, state or local tax matters, negotiations, decisions, settlements or other events. The Tax Matters Partner may not initiate or take material action with respect to any litigation without the prior consent of the Members in accordance with Section 4.5.

6. SALE OR TRANSFER

6.1. General. Except for any Transfer which is an Excepted Transfer, no Member shall (i) Transfer all or any part of its Membership Interests, or (ii) contract to Transfer all or any part of its Membership Interests, whether voluntarily or by operation of law, without in each instance obtaining the prior written consent of all non-transferring Members, which consent may be withheld in their sole discretion. Any attempt to Transfer Membership Interests without the required consent shall be void. The giving of consent in connection with one or more Transfers shall not limit or waive the need for such consent in connection with any other Transfers.

6.2. Securities Law Limitations. Notwithstanding anything in this Agreement, no Membership Interests may be Transferred except as permitted under the Securities Act and applicable state securities laws or exemption therefrom. Further, no Transfer of any Membership

Interests or portions thereof shall be permitted without the Member first having presented to the Company or its counsel both (a) a written opinion of securities counsel, retained and compensated by the Member but reasonably satisfactory to counsel for the Company, describing the proposed Transfer and stating such counsel’s opinion that the Transfer will not violate any of the registration provisions of the Securities Act, any applicable state securities law or the respective rules thereunder, and (b) such additional documents or written assurances as the Company may reasonably request to support the Member’s request for Transfer.

6.3. Agreement with Transferees. No Transfer by a member shall be made or shall be effective to make the transferee of such Member’s interest a Member hereunder or entitle such transferee to any benefits or rights hereunder until the proposed transferee agrees in writing to (i) assume and be bound by all of the terms and provisions of this Agreement and all of the obligations of the transferring Member, and (ii) be subject to all the restrictions to which the transferring Member is subject under the terms of this Agreement and any further agreements with respect to the Company property or as contemplated by this Agreement to which the transferring Member is then subject or is then required to be a party.

7. DISSOLUTION

7.1. Causes of Dissolution.

The Company shall be dissolved only in the event:

a. Of the removal, liquidation, dissolution, withdrawal or bankruptcy of the last Member to be a Member hereof (each a “Member’s Withdrawal Event”);

b. That all or substantially all of the Company’s property, other than cash and other liquid assets, is sold or otherwise transferred to any Person which is not Controlled by the Company;

c. That the Members vote unanimously to terminate the Company;

d. That there is a general assignment of the assets of the Company for the benefit of its creditors, or the adjudication of the Company as Bankrupt; or

e. That the Company is dissolved by operation of law.

7.2. Procedure in Dissolution and Liquidation.

a. Except as provided in Section 9.1, herein, upon dissolution of the Company pursuant to Section 7.3, the Member shall immediately commence to wind up the affairs of and shall proceed with reasonable promptness to liquidate the business of the Company.

b. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member set forth herein with respect to the management of the Company shall continue.

c. The assets of the Company shall be applied or distributed in liquidation in the following order of priority:

(1)	In payment of debts and obligations of the Company owed to third parties;

(2)	In payment of debts and obligations of the Company to any Member made in accordance with the terms of this Agreement;

7.3. Distribution of Contributed Assets. Notwithstanding any other provision of this Agreement, in the event of dissolution of the Company, each tangible or intangible asset of the Company originally contributed by the Members pursuant to their Contribution Agreements shall be distributed to and become the exclusive property of the Member that originally contributed said assets to the Company. Such distributed assets shall be valued at their respective Fair Market Value as of the date of distribution.

8. AMENDMENT

8.1. Amendment. This Agreement may be amended, altered or modified by the Sole Member.

9. DEFINITIONS

The following words, terms or phrases have the respective meanings set forth thereafter:

9.1 . “Affiliate” shall mean, with respect to any Person, any Person Controlled by, under common Control with or Controlled or managed by such Person.

9.2. “Agreement” shall mean this Limited Liability Company Agreement as the same may be amended or supplemented from time to time in accordance with the provisions hereof.

9.3. “Auditors” shall mean such firm of independent certified public accountants as from time to time may be engaged for the Company by the Member.

9.4. “Bankrupt” shall mean, with respect to any Member, the occurrence of any one or more of the following: (i) the making by such Member of an assignment for the benefit of creditors; (ii) the filing against such Member of an involuntary petition seeking an adjudication of bankruptcy under the Bankruptcy Code, which filing is not dismissed within sixty (60) days of the filing; (iii) the filing of a voluntary petition by such Member under the Bankruptcy Code; (iv) the entry of an order of relief against such Member under the Bankruptcy Code; (v) the entry of an order, judgment or decree by a court of competent jurisdiction providing for the liquidation of the assets of such Member or appointing a receiver, trustee or other administrator of such Member’s assets which continues in effect and unstayed for a period of sixty (60) days; (vii) the confirmation of any plan of reorganization under the Bankruptcy Code providing for the liquidation of substantially all of such Member’s assets or (viii) a written admission by such Member of inability to pay debts.

9.5. “Bankruptcy Code” shall mean Title 11 of the United States Code, as now in effect or as hereafter amended, or, in the case of a non-U.S. resident Member, the similar or comparable code in the jurisdiction in which such Member resides or is incorporated.

9.6. “Business” shall mean, as of any date, developing, marketing, and/or providing, in person or through any third party, fuel assemblies or any element or component of a fuel assembly for use in any nuclear power plant located within the Territory; provided, that Business shall not include any proprietary businesses of KNF or EnergySolutions that are not related specifically to fuel assemblies manufactured in accordance with KNF’s Fuel Assembly Design.

9.7. “Cash Flow” shall mean any and all cash receipts from any source whatsoever except contributions to capital and proceeds from financings, borrowings or other extensions of credit after deducting (i) all cash expenditures and capital expenditures made during such period and (ii) such reserves as the Managers reasonably determine to be necessary or appropriate for anticipated cash needs of the Company.

9.8. “Certificate”shall mean the Certificate of Formation of the Company, duly filed and amended in accordance with the laws of the State of Utah.

9.9. “Class A Member” shall mean a holder of Class A Membership Interests who has been accepted as a Member of the Company pursuant to this Agreement.

9.10. “Class A Membership Interests” shall mean those Class A Membership Interests in the Company described more fully in Section 3.1.

9.11 . “Code” shall mean the Internal Revenue Code of 1986, as now in effect or as hereafter amended including, but not limited to, any successor or substitute federal tax codes or legislation.

9.12. “Communication” shall mean any and ail notices, requests, demands, elections and other communications given in connection with this Agreement.

9.13. “Company” shall mean EnergySolutions Water System, LLC, a Utah limited liability company.

9.14. “Company Act” shall mean the Limited Liability Company Act of the State of Utah, as amended from time to time.

9.15. “Company’s Office” shall have the meaning given to such term in Section 1.4.

9.16. “Confidential Information” shall have the meaning given to such term in Section 3.2(b).

9.17. “Control” shall mean, with respect to a Person (i) direct or indirect ownership of fifty percent (50%) or more of the total combined voting power of all classes of equity interests in the controlled entity entitled to vote, or (ii) being an officer, director, manager, trustee or general partner of the controlled entity (or an officer, director, manager, general partner or trustee of a manager, trustee or general partner of the controlled entity).

9.18. “Deemed Delivery” shall mean, with respect to a written Communication sent to a recipient Member or the Company (the “Recipient”), the earlier of (a) the date it shall be delivered to the address of the Recipient on the records of the Company (the “Recipient’s Address”), (b) the date delivery shall have been refused at the Recipient’s Address, (c) with respect to a Communication sent by mail, the date as of which the postal service shall have indicated such Communication to be undeliverable at the Recipient’s Address, or (d) with respect to a Communication sent by facsimile to the facsimile number of the Recipient on the records of the Company and in respect of which a facsimile receipt confirmation statement is printed, (i) the next business day after receipt, if the Communication is received at or after five (5) p.m. in the time zone of the Recipient, or (ii) the day of receipt if the Communication is received before five (5) p.m. in the time zone of the Recipient.

9.19. “Effective Date” shall have the meaning given such term in the preamble hereto.

9.20. “EnergySolutions” shall mean EnergySolutions LLC, a Utah limited liability company.

9.21. “Excepted Transfer” shall mean any Transfer by a Member of a Membership Interest to a controlled subsidiary or affiliate of such member; provided that the transferee first agrees to become a party to this Agreement and bound hereby and provided that no such Transfer shall relieve the transferring Member of its obligations hereunder without the prior written consent of the other Members.

9.22. “Fair Market Value” shall have the meaning ascribed to such term in Section 6.2(d).

9.23. “Fiscal Year” shall mean the period from January 1 to December 31 of each year.

9.24. “Fuel Assembly” shall mean a nuclear fuel assembly used in the core of a nuclear power plant.

9.25. “Gross Asset Value” shall mean, with respect to any Company asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

a. The initial Gross Asset Value of an asset contributed by a Member to the Company shall be the gross fair market value of such asset as of the date of contribution.

b. The Gross Asset Values of all Company assets shall be adjusted to equal the assets’ respective gross fair market values, as determined by the Company using such reasonable and uniform methods of valuation as it may adopt, as of the following times: (i) the acquisition of additional Membership Interests in the Company by any new or existing Member in exchange for more than a de minimus capital contribution, or the distribution by the Company of more than a de minimus amount of money or other property to a Member as consideration for all or part of its Membership Interests in the Company; and (ii) the liquidation of the Company within the meaning of Section l.704-l(b)(2)(ii)(g) of the Regulations.

c. The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of contribution.

d. The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b)) of the Regulations.

e. In the event of dissolution or liquidation, the Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution.

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections a., b., c. or d., above, such Gross Asset Value shall thereafter be adjusted by the depreciation, cost recovery or amortization taken into account with respect to such asset for purposes of computing Profits or Losses. Such items shall be computed in accordance with Section 1.704-1 (b)(2)(iv)(g)(3) of the Regulations.

9.26. “Member” shall have the meaning given such term in the preamble hereto.

9.27. “Membership Interest” shall mean a Member’s entire ownership interest in the Company, whether expressed in terms of the Member’s Percentage Interest, Units or otherwise, and all rights and obligations with respect to the Company under this Agreement and the Company Act, including, but not limited to, the right to receive distributions from the Company.

9.28. “Net Profits or Losses” shall mean the Profits or Losses for the Fiscal Year computed under the accrual method of accounting.

9.29. “Non-Contributing Member” shall have the meaning given such term in Section 3.7(c) hereof.

9.30. “Officer” shall mean those Persons appointed by the Member pursuant to Section 5.3 herein.

9.31. “Organization Transactions” shall mean all transactions in connection with the contribution to and/or acquisition by the Company of EnergySolutions’ contributed assets pursuant to that certain Contribution Agreement of even date herewith between the Company and EnergySolutions, and

9.32. “Percentage Interest” shall mean a Member’s percentage interest in the Profits, cash flow, Losses, gains and tax credits and distributions of the Company as set forth on Exhibit A attached hereto, as changed from time to time as provided in this Agreement.

9.33. “Person” shall mean an individual, general partnership, limited partnership, limited liability company, corporation, joint venture, trust, estate, business trust, cooperative or association, including each Member, and their heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

9.34. “Profits” or “Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(l) of the Code being included in taxable income or loss for this purpose), with the following adjustments;

a. Any income of the Company described in Section 705(a)(l)(B) of the Code that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or subtracted from such taxable loss.

b. Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-l(b)(2)(iv)(i) of the Regulations and not otherwise taken into account in computing

Profits or Losses shall be subtracted from such taxable income or added to such taxable loss.

c. In the event the Gross Asset Value of any Company asset is adjusted upon the occurrence of any of the events specified in clauses (c) or (d) of the definition of “Gross Asset Value” herein the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses.

d. Gain or loss resulting from any disposition of an asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such asset.

In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation, cost recovery or amortization computed in accordance with Section 1.704-1 (b)(2)(iv)(g)(3) of the Regulations. The Members agree that, to the extent permissible under the Code and Regulations, the sum of the book depreciation and amortization for each period attributable to the properties contributed shall be calculated by multiplying the total book value of such properties by a percentage equal to the sum of the total book depreciation and amortization for such period attributable to the properties contributed by EnergySolutions divided by the total book value of the properties contributed by EnergySolutions.

9.35. “Regulations” shall mean the federal income tax regulations promulgated by the Department of the Treasury under the Code, including temporary (but not proposed) regulations, as such regulations shall be in effect from time to time.

9.36. “Securities Act” shall mean the Securities Act of 1933, as amended.

9.37. “Territory” shall mean the United States of America and its territories.

9.38. “Transfer” shall mean the sale, assignment, conveyance, gift, pledge or other transfer or encumbrance of Membership Interests.

9.39. “Unit” shall mean a divisible portion of a Member’s Membership Interests carrying with it a proportionate amount of each aspect of the rights, privileges, duties and obligations of the Member relating to such Member’s Membership Interests. Initially, each one percent (1%) of Membership Interest of a given class shall be comprised of one (1) Unit of such class.

10. GENERAL PROVISIONS

10.1. Entire Agreement. This Agreement constitutes the entire agreement among the Members, and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. None of the Members shall be bound by nor charged with any oral or written agreements, representations, warranties, statements, promises or understandings with respect to the subject matter hereof not specifically set forth in this Agreement or the exhibits hereto.

10.2. Notices.

a. Communications given in connection with this Agreement shall be deemed adequately given only if in writing to the Person for whom such Communications are intended and sent by (1) personal delivery, (2) first class registered or certified mail, postage prepaid, return receipt requested, (3) facsimile, (4) nationally recognized overnight delivery service or (5) other means at least as fast and reliable as first class mail. The addresses and facsimile numbers required by this Agreement, unless changed pursuant to Section 11.2.c, are:

(1) To the Company : c/o Energy Solutions, LLC 423 West 300 South, 2nd Floor Salt Lake City, Utah 84101
Attn:

(2) To Members:

As set forth on Exhibit A hereto.

b. All Communications shall be effective upon such Communication’s Deemed Delivery only.

c. By giving to the Company at least ten (10) days’ written notice thereof, Persons shall have the right from time to time and at any time during the term of this Agreement to change their respective addressee, address and/or facsimile number for notices, and each shall have the right to specify as its address and/or facsimile number for notices any other address and/or facsimile number.

10.3. Validity. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

10.4. Attorneys’ Fees. Should any arbitration or litigation be commenced by the Company against any Member or between the Members hereto or their representatives, or should any Member institute any proceeding in a bankruptcy or similar court which has jurisdiction over any other Member hereto or any or all of such Member’s property or assets concerning any provision of this Agreement or the rights and duties of any Person or entity in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its or their attorneys’ fees and court costs in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose.

10.5. Survival of Rights. Except as provided herein to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members signatory hereto, and their respective permitted successors and assigns.

10.6. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the Members hereto to express their collective mutual intent. This Agreement shall be construed as if drafted jointly by the Members hereto, and no rule of strict construction will be applied against any Person.

10.7. Governing Law; Jurisdiction. The Agreement shall be governed by and construed exclusively in accordance with laws of the State of Utah without regard to the conflicts of law principles thereof.

10.8. No Partition. No Member shall have the right to, and each Member hereby covenants that it will not, bring any action to dissolve, terminate or liquidate the Company, except as provided in this Agreement, and no Member at any time shall have the right to petition or to take any action to subject the Company assets or any part thereof to the authority of any court of bankruptcy, insolvency, receivership or similar proceeding, unless the same is approved by a vote of Members.

10.9. Waiver. No consent or waiver, express or implied, by a Member to or of any breach or default by another Member in the performance by such other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligations of such other Member hereunder. A failure on the part of a Member to complain of any act or failure to act on the part of another Member or a failure to declare the other Member in default, irrespective of how long such failure continues, shall not constitute a waiver by such Member of its rights hereunder unless such default is cured prior to the date upon which the non-defaulting Member declares such default. The giving of consent by a Member in any one instance shall not constitute a waiver by such Member in any other instance and shall not limit or waive the necessity to obtain such Member’s consent in any future instance.

10.10. Waiver of Notice. Whenever any notice whatever is required to be given to any Person under the provisions of this Agreement or under the provisions of the Articles or under the Company Act, a waiver thereof in writing, signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance at any meeting shall constitute waiver of notice thereof unless the Person at the meeting objects to the holding of the meeting because proper notice was not given.

10.11. Remedies Not Exclusive. The rights and remedies of the Members and the Company hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. Each of the Members confirms that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agrees that, in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any Member aggrieved as against another for a breach or threatened breach of any provision hereof, it being the intention of this Section to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as at law or otherwise.

10.12. Construction. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular shall include the plural and vice versa. Titles of Sections and Subsections are for convenience only, and neither limit nor amplify the provisions of this Agreement itself. References to Sections or Subsections shall refer to Sections or Subsections of this Agreement, unless otherwise indicated. The use herein of the word “including,” when following any general statement, terra or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” or “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fail within the broadest possible scope of such general statement, term or matter. For the purposes of this Agreement, “and/or” means one or the other or both, or anyone or more or all, of the things or Persons in connection with which the conjunction is used.

10.13. Incorporation by Reference. Any exhibits referred to herein are those attached to this Agreement and shall be deemed to be incorporated as a part of this Agreement.

10.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

10.15. Further Assurances. Each party hereto agrees to do all acts and things, and to make, execute and deliver such written instruments, as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

10.16. No Broker’s Fees. No broker’s fees or other such fees or commissions shall be payable by the Company with respect to this Agreement or any of the transactions pursuant to which the Members make their initial capital contributions to the Company, and each Member agrees to and shall indemnify and hold harmless the Company against and from any such obligations to which the Member has committed itself or the Company.

10.17. No Third Party Rights. This Agreement shall not (directly, indirectly, contingently or otherwise) confer or be construed as conferring any rights or benefits on any Person that is not a named Member, the holder directly or indirectly of Membership Interests or a permitted Transferee of a Member hereunder.

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IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

ENERGYSOLUTIONS, LLC

By	/s/ Heidi Nakaishi
Its	Assistant Secretary

EXHIBIT A

MEMBER

THIS SCHEDULE MAY BE AMENDED FROM TIME TO TIME WITH THE REQUIRED CONSENT OF THE MEMBER, IF ANY, TO REFLECT THE ADDITION OF NEW MEMBERS, THE ISSUANCE OF NEW MEMBERSHIP INTERESTS, THE SALE OR EXCHANGE OF MEMBERSHIP INTERESTS, OR OTHER SHIFTS OF MEMBERSHIP INTERESTS PROVIDED ALL SUCH CHANGES ARE PURSUANT TO THE AGREEMENT OR A CHANGE OF ADDRESS OR FACSIMILE NUMBER OF A PERSON FOR WHICH NOTICE WAS GIVEN TO THE COMPANY PURSUANT TO THIS AGREEMENT.

Name and Address	Initial Capital Contribution	Units	Membership Interest	Percentage Interest
EnergySolutions, LLC 423 W. 300 S., 2nd Floor Salt Lake City, Utah 84101 (801) 975-1776		100	100%	100%

	Totals	100	100%	100%